Exhibit 23.3

WORKING CAPITAL CORPORATION
P.O. Box 1164, Stn. M
Calgary, AB T2P 2K9
Tel: (403) 262-2803 Fax: 1-866-256-9719
Email: admin@workingcapitalcorp.com
www.workingcapitalcorp.com

Consent of Working Capital Corp.

Reference is made to our opinion letter, dated April 22, 2010, with respect to the fairness from a financial point of view to the holders of shares of American Exploration Corp. ("American Exploration") of the consideration to be received by such holders of American Exploration in the offer by Mainland Resources Inc. ("Mainland") (the "Offer") to exchange each outstanding share of American Exploration for 0.25 of a share of Mainland common stock, and the related transactions (the "Fairness Opinion").

We hereby consent to the inclusion of the Fairness Opinion as a part of, including as an exhibit to, the amended Registration Statement on Form S-4/A (the "S-4/A") of Mainland relating to the Offer, including under the caption "Opinion of American Exploration's Financial Advisor" contained in the S-4/A. We confirm that we have no reason to believe that there are any misrepresentations in the information contained in the S-4/A that is based on the Fairness Opinion or within our knowledge as a result of the writing the Fairness Opinion.

In addition, we consent to including the Fairness Opinion in the proxy materials sent out in connection with the Offer.

September 26, 2011

"Working Capital Corp."

WORKING CAPITAL CORP.

WORKING CAPITAL CORPORATION